EXHIBIT 99.1

Red Rock Resorts Announces First Quarter 2017 Results

LAS VEGAS, May 04, 2017 (GLOBE NEWSWIRE) -- Red Rock Resorts, Inc. ("Red Rock Resorts" "we" or the "Company") (NASDAQ:RRR) today announced financial results for the first quarter ended March 31, 2017.

Financial Highlights:

  Consolidated net revenues increased 16.3% to $417.7 million as compared to $359.2 million in the prior year quarter, the sixteenth consecutive quarter of year-over-year consolidated net revenue growth.
  Consolidated net income decreased 24.0% to $45.2 million as compared to $59.5 million in the prior year quarter, primarily attributable to the inclusion of the provision for income tax.
  Consolidated Adjusted EBITDA increased 2.0% to $135.9 million as compared to $133.2 million in the prior year quarter, the highest first quarter Consolidated Adjusted EBITDA in nine years.
  Las Vegas net revenues increased 16.5% to $386.2 million as compared to $331.5 million in the prior year quarter.
  Las Vegas Adjusted EBITDA increased 1.3% to $120.6 million as compared to $119.0 million in the prior year quarter.
  Completed a series of opportunistic debt transactions that enhanced our balance sheet and reduced our annual interest expense by approximately $22.8 million.

“During the first quarter, we continued to see solid results in our Las Vegas operations with same-store revenues up 3.0%, demonstrating the underlying strength of our core business,” said Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “We believe these results are directly correlated to the ongoing expansion of the Las Vegas economy, which continues to see strong population growth, robust employment numbers, increasing wages, an improving housing market, and a large pipeline of planned and under construction development projects, all of which attract new residents and businesses to the Las Vegas market,” said Mr. Falcone.

Las Vegas Operations Segment

Net revenues from our Las Vegas operations, including the Palms, increased $54.8 million or 16.5% to $386.2 million for the first quarter, from $331.5 million in the prior year period. Despite the impact of construction disruption at Palace Station, same-store gaming and non-gaming revenues were up 2.2% and 5.0%, respectively.  Adjusted EBITDA, including the Palms, increased $1.6 million or 1.3% to $120.6 million from $119.0 million in the prior year period.  Adjusted EBITDA margin decreased 470 basis points to 31.2% for the first quarter, primarily due to the inclusion of the Palms, construction disruption at Palace Station, and the ongoing impact of enhancements made to our food and beverage offerings and service levels.

“We continue to make significant progress on our numerous technology and development initiatives, as well as the finalization of our future development plans for the Palms,” added Mr. Falcone.  “We believe these initiatives and our substantial prior investments in our market-leading properties, combined with the solid outlook for the Las Vegas economy, positions our company well for future growth.”

Native American Segment

The Company’s Native American segment produced Adjusted EBITDA of $23.3 million for the first quarter, up $2.9 million or 14.1% from $20.4 million in the prior year period.  Results were driven by strong performances at both Graton Resort & Casino and Gun Lake Casino.  Graton Resort & Casino benefited from its first full quarter of its recent hotel and resort expansion, which has performed better than expected.

Corporate and other was $8.0 million for the first quarter, an increase of $1.8 million or 28.3% as compared to the prior year period, primarily due to higher costs associated with being a public company.

Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDA is further defined under the heading “Presentation of Financial Information” and a reconciliation of net income to Adjusted EBITDA is included in the financial information attached hereto.

Balance Sheet Highlights

As of March 31, 2017, the Company’s cash balance was $119.4 million, and the principal balance of outstanding debt was $2.4 billion. As of March 31, 2017, debt (net of excess cash) to Adjusted EBITDA ratio was 4.8 times and interest coverage was at 4.5 times, proforma for the acquisition of the Palms.

“Over the past few months, we have entered into several balance sheet transactions to opportunistically improve our financial position.  The net effect has resulted in significantly lower borrowing costs and increased flexibility in our overall capital structure,” said Mr. Falcone.

Second Quarter Dividend

On May 3, 2017, the Company announced that its Board of Directors declared a cash dividend of $0.10 per Class A common share for the first quarter.  The dividend will be payable on May 30, 2017 to all stockholders of record as of the close of business on May 16, 2017.  Prior to the payment of such dividend, Station Holdco LLC (“Station Holdco”) will make a cash distribution to all unit holders of record, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, approximately $6.8 million of which is expected to be distributed to the Company and approximately $4.8 million of which is expected to be distributed to the other unit holders of record of Station Holdco.

Conference Call Information

The Company will host a conference call today at 2:00 p.m. Pacific Time to discuss its financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 793-4361 or (615) 247-0185 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from today through May 11, 2017 at www.redrockresorts.com. A live audio webcast of the call will also be available at www.redrockresorts.com.

Presentation of Financial Information

Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to net income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Adjusted EBITDA includes net income plus preopening, depreciation and amortization, share-based compensation, write-downs and other charges, net, interest expense, net, loss on extinguishment/modification of debt, change in fair value of derivative instruments and provision for income tax, and excludes Adjusted EBITDA attributable to the noncontrolling interests of MPM.

Company Information and Forward Looking Statements

Red Rock Resorts manages and owns a majority indirect equity interest in Station Casinos. Station Casinos is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palms Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens. In addition, Station Casinos is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, L.L.C., which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the Company’s ability to successfully integrate the Palms with our existing properties or realize expected synergies; the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

Red Rock Resorts, Inc.
Consolidated Statements of Income
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating revenues:
Casino	$262,972	$239,771
Food and beverage	80,115	66,620
Room	49,764	34,384
Other	22,820	17,182
Management fees	30,227	26,649
Gross revenues	445,898	384,606
Promotional allowances	(28,166)	(25,359)
Net revenues	417,732	359,247

Operating costs and expenses:
Casino	101,654	87,421
Food and beverage	55,046	42,524
Room	20,067	12,385
Other	7,833	5,722
Selling, general and administrative	94,423	75,090
Preopening	30	348
Depreciation and amortization	45,253	39,427
Write-downs and other charges, net	1,024	2,368
	325,330	265,285

Operating income	92,402	93,962
Earnings from joint ventures	415	612
Operating income and earnings from joint ventures	92,817	94,574

Other (expense) income:
Interest expense, net	(34,944)	(35,068)
Loss on extinguishment/modification of debt	(2,019)	-
Change in fair value of derivative instruments	39	(3)
	(36,924)	(35,071)
Income before income tax	55,893	59,503
Provision for income tax	(10,679)	-
Net income	45,214	59,503
Less net income attributable to noncontrolling interests	25,431	1,864
Net income attributable to Red Rock Resorts, Inc.	$19,783	$57,639

Earnings per common share:
Net earnings per share of Class A common stock, basic and diluted	$0.30	$0.64

Weighted average common shares outstanding:
Basic	65,692	9,888
Diluted	65,837	9,888

Dividends declared per common share	$0.10	$-

Red Rock Resorts, Inc.
Segment Information and
Reconciliation of Net Income to Adjusted EBITDA
(amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net Revenues
Las Vegas operations	$386,238	$331,458
Native American management	30,105	26,487
Reportable segment net revenues	416,343	357,945
Corporate and other	1,389	1,302
Net revenues	$417,732	$359,247

Net income	$45,214	$59,503
Adjustments:
Preopening	30	348
Depreciation and amortization	45,253	39,427
Share-based compensation	1,412	620
Write-downs and other charges, net	1,024	2,368
Interest expense, net	34,944	35,068
Loss on extinguishment/modification of debt	2,019	-
Change in fair value of derivative instruments	(39)	3
Adjusted EBITDA attributable to MPM noncontrolling interest	(4,638)	(4,121)
Provision for income tax	10,679	-
Adjusted EBITDA	$135,898	$133,216

Adjusted EBITDA
Las Vegas operations	$120,566	$119,010
Native American management	23,317	20,432
Reportable segment Adjusted EBITDA	143,883	139,442
Corporate and other	(7,985)	(6,226)
Adjusted EBITDA	$135,898	$133,216

CONTACT:

Red Rock Resorts
Daniel Foley
Vice President, Finance & Investor Relations
(702) 495-3683
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248